Exhibit 21.1
NorthStar Realty Finance Corp.
List of Significant Subsidiaries

Entity Name	Formation Jurisdiction
Healthcare GA Operating Partnership-T, LP	Delaware
N-Star Real Estate CDO III Ltd	Cayman Islands
N-Star Real Estate CDO IX, Ltd	Cayman Islands
NRFC PE Fund Investor, LLC	Delaware